INCORPORATED UNDER THE LAWS OF
                                    DELAWARE

Number                                                            Shares


                                FAC REALTY, INC.





Authorized Shares 1,000,000                           Par Value $25.00 per share

This certifies that     is the registered holder of    Shares of SERIES A
CONVERTIBLE PREFERRED STOCK transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunder
affixed this     day of     A.D.      .


   /s/ Robin W. Malphrus                          /s/ C. Cammack Morton
        Secretary                                        President


                                  SEAL




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